Exhibit 99.1

International Headquarters 5221 North O’Connor Blvd. Suite 500 Irving, Texas 75039 Phone: 972.869.3400 Fax:972.443.1701

News Release

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Fourth Quarter and Year 2003 Results

Irving, Texas, March 8, 2004 Thomas Group, Inc. (TGIS.OB) today announced net income of $0.4 million, or $0.04 per diluted share, for the fourth quarter of 2003 on revenue of $7.3 million and for the year ended December 31, 2003 net income of $0.7 million, or $0.07 per diluted share on revenue of $30.4 million.

These results compare favorably with fourth quarter 2002 net income of $0.1 million, or $0.02 per diluted share, on revenue of $8.9 million and for the year ended December 31, 2002 net loss of $7.7 million, or $1.39 per diluted share on revenue of $33.2 million.

The Company’s sustained improvement during 2003 was a direct result of cost reduction and cost control strategies, which resulted in a return to net profitability and created positive cash flow enabling the Company to pay down its revolving and term note debt.

Fourth Quarter and Year 2003 Financial Performance:

•              $4.2 Million Positive Cash Flow From Operations: Significant positive cash flow from operations was a key indicator of the Company’s financial improvement in 2003. The improvement in cash flow from operations was related to the Company’s commitment to managing costs and returning to profitability in 2003. Cash flow from operations allowed the Company to reduce its debt and fund growth strategies.

•              Debt Reduction: Total debt reduction during 2003 was $4.5 million. The Company paid down $2.2 million on its $5.0 million term note and $2.3 million on its $3.0 million revolving line of credit. At December 31, 2003 the Company owed its senior lender $2.8 million on the term note, while the revolving line of credit had no borrowings.

•              Increased Gross Margins: Continued high utilization of its professional workforce resulted in increased gross profit margins of 51% in the fourth quarter of 2003 and 49% for the year ended 2003. These gross margins compare favorably to the fourth quarter and year ended 2002 of 47% and 34%, respectively. To further illustrate the cost effectiveness of the Company’s cost control strategies, these improvements in gross profit margin were attained despite decreased revenue levels when comparing the fourth quarter and year to date 2002 with 2003.

•              SG&A Cost Reductions:  For the year ended December 31, 2003 selling, general and administrative expenses decreased $3.8 million. This decrease was attributable to personnel costs primarily related to salaries, travel related expenditures and telecom costs. In addition, cost reductions were achieved in professional services related to legal, accounting and business development consulting. Cost savings were also attributable to the renegotiation of equipment rental agreements, telecommunications contracts and office lease contracts. Selling, general and administrative expenses decreased $0.2 million when comparing the fourth quarter of 2003 with the fourth quarter of 2002.

Business Development: During the fourth quarter of 2003, the Company signed $5.0 million in new business bringing the twelve month total to $31.7 million. This exceeds the 2002 twelve month total of $19.1 million.

Backlog: As of December 31, 2003, the Company had backlog of $28.4 million, of which $16.8 million is contracted for 2004.

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Founded in 1978, Thomas Group, Inc. is an international, publicly traded professional services firm (TGIS.OB).  Thomas Group focuses on improving enterprise wide operations, competitiveness, and financial performance of major corporate clients through proprietary methodology known as Process Value ManagementTM, process improvement, and by strategically aligning operations and technology to improve bottom line results.  Recognized as a leading specialist in operations consulting, Thomas Group creates and implements customized improvement strategies for sustained performance improvement. Thomas Group, known as The Results CompanySM, has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please visit the Company on the World Wide Web at www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K/A for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Consulting revenue before reimbursements	$7,188	$8,550	$29,851	$31,670
Reimbursements	116	352	556	1,556
Total revenue	7,304	8,902	30,407	33,226
Cost of sales before reimbursable expenses	3,459	4,380	15,064	20,307
Reimbursable expenses	116	352	556	1,556
Total cost of sales	3,575	4,732	15,620	21,863
Gross profit	3,729	4,170	14,787	11,363
Selling, general and administrative	3,361	3,545	13,582	17,400
Operating income (loss)	368	625	1,205	(6,037)
Restructuring charges	—	84	—	1,300
Operating income (loss)	368	541	1,205	(7,337)
Other expense, net	(102)	(404)	(625)	(819)
Income (loss) before income taxes	266	137	580	(8,156)
Income taxes (benefit)	(168)	13	(132)	(438)
Net income (loss)	$434	$124	$712	$(7,718)

Earnings (loss) per share:
Basic	$.05	$.02	$.07	$(1.39)
Diluted	$.04	$.02	$.07	$(1.39)

Weighted average shares:
Basic	9,556	7,107	9,556	5,539
Diluted	10,329	7,159	10,170	5,539

THOMAS GROUP, INC.

Selected Consolidated Financial Data (Unaudited)

(Amounts stated in thousands)

Selected Segment Revenue Data

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

North America	$6,560	$5,035	$27,110	$14,331
Europe	62	2,419	132	14,548
Asia/Pacific	682	1,448	3,165	4,347
Total Revenue	$7,304	$8,902	$30,407	$33,226

Selected Balance Sheet Data

	December 31, 2003	December 31, 2002
Cash	$1,924	$2,332
Trade Accounts Receivables	3,682	6,454
Total Current Assets	6,315	9,584
Total Assets	7,573	11,692
Total Current Liabilities	3,818	6,373
Total Liabilities	6,898	11,694
Total Stockholders’ Equity (Deficit)	675	(2)